Exhibit 5.1
February 29, 2008
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
Ladies and Gentlemen:
     As Chief Legal Officer of F.N.B. Corporation (the “Registrant”), I am familiar with the preparation and filing of the Registrant’s Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about the date of this letter, relating to the registration of 2,500,000 shares of the Registrant’s $0.01 par value common stock (the “Shares”) pursuant to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan.
     I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the proposed issuance of the Shares which I deem relevant and which form the basis of the opinion hereinafter set forth.
     I am of the opinion that under the laws of the State of Florida, the jurisdiction in which the Registrant is incorporated, upon the issuance of the Shares pursuant to the aforesaid Registration Statement, the Shares when so issued will be legally issued, fully paid and non-assessable shares of the Registrant’s common stock.
     This opinion is given solely as of the date hereof and is limited to the matters expressly set forth herein. I hereby consent to the reference to me in the prospectus of the Registrant constituting part of the Registration Statement and to the inclusion of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ James G. Orie

James G. Orie
Chief Legal Officer, F.N.B. Corporation